Exhibit 99.1

Ocugen, Inc. Announces Closing for $130.0 Million of 6.75% Convertible Senior Notes

Includes Full Exercise of $15.0 million Over-Allotment Option

MALVERN, Pa., May 14, 2026 (GLOBE NEWSWIRE) — Ocugen, Inc. (Ocugen or the Company) (NASDAQ: OCGN), a pioneering biotechnology leader in gene therapies for blindness diseases, today announced the closing of $130.0 million aggregate principal amount of 6.75% Convertible Senior Notes due 2034 (the “notes”) in a private offering (the “offering”) to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”), including the full exercise by the initial purchaser of its option to purchase an additional $15.0 million aggregate principal amount of the notes. The sale of the notes is expected to result in approximately $112.6 million in net proceeds to Ocugen after deducting the initial purchaser’s discount and estimated offering expenses payable by Ocugen.

The offering price of the notes was 90% of the principal amount of the notes. Ocugen used approximately $32.7 million of the net proceeds from the offering to fully repay the outstanding principal amount of, plus accrued and unpaid interest on, the loan outstanding under its Loan and Security Agreement with affiliates of Avenue Capital Group (the “Avenue Loan Agreement”), and pay the related prepayment fee and other fees and expenses in connection therewith. Ocugen expects to use the remaining net proceeds from the offering for general corporate purposes.

"This financing milestone reflects the strong momentum we have built across our late-stage pipeline and our unwavering commitment to the patients we serve," said Dr. Shankar Musunuri, Chairman, Chief Executive Officer, and Co-founder of Ocugen. "With our anticipated cash runway extended into 2028, we are well-positioned to advance three late-stage programs and execute toward our goal of filing three BLAs by 2028, bringing potentially transformative therapies to patients who have long awaited meaningful treatment options."

About Ocugen, Inc.

Ocugen, Inc. is a pioneering biotechnology leader in gene therapies for blindness diseases. Our breakthrough modifier gene therapy platform has the potential to address significant unmet medical need for large patient populations through our gene-agnostic approach. Unlike traditional gene therapies and gene editing, Ocugen’s modifier gene therapies address the entire disease—complex diseases that are potentially caused by imbalances in multiple gene networks. Currently we have programs in development for inherited retinal diseases and blindness diseases affecting millions across the globe, including retinitis pigmentosa, Stargardt disease, and geographic atrophy—late-stage dry age-related macular degeneration. Discover more at www.ocugen.com and follow us on X and LinkedIn.

Cautionary Note on Forward-Looking Statements

This press release contains forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995, which are subject to risks and uncertainties, including but not limited to, statements regarding the anticipated use of proceeds from the offering, Ocugen’s anticipated cash runway, the timing of future BLA filings, the potential to bring therapies to patients, and other statements contained in this press release that are not historical facts. Ocugen may, in some cases, use terms such as “predicts,” “believes,” “potential,” “proposed,” “continue,” “estimates,” “anticipates,” “expects,” “plans,” “intends,” “may,” “could,” “might,” “will,” “should,” or other words that convey uncertainty of future events or outcomes to identify these forward-looking statements. Such statements are subject to numerous important factors, risks, and uncertainties that may cause actual events or results to differ materially from Ocugen’s current expectations, including, but not limited to: risks related to the offering and uncertainties related to market conditions; the impact of the offering on the market price of Ocugen’s common stock; and risks related to the potential dilution to holders of Ocugen’s common stock. These and other risks and uncertainties are more fully described in Ocugen’s periodic filings with the Securities and Exchange Commission (SEC), including the risk factors described in the section entitled “Risk Factors” in the quarterly and annual reports that Ocugen files with the SEC. Any forward-looking statements that Ocugen makes in this press release speak only as of the date of this press release. Except as required by law, Ocugen assumes no obligation to update forward-looking statements contained in this press release whether as a result of new information, future events, or otherwise, after the date of this press release

Investor Contact:

Candice Masse

astr partners

candice.masse@astrpartners.com